Exhibit 10.5
EMPLOYMENT AGREEMENT
THIS AGREEMENT is made as of the 12th day of November, 2010, by and between PARK STERLING BANK, a state bank organized and existing under the laws of the State of North Carolina (the “Bank”), and Nancy J. Foster (the “Executive”).
BACKGROUND:
The Bank desires to employ the Executive as an Executive Vice President and the Chief Risk Officer of the Bank and Executive desires to accept such employment.
The Employer and the Executive desire to enter into an employment agreement to set forth the terms and conditions of the Executive’s employment.
AGREEMENT:
In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:
1. Duties.
1.1 Positions. The Executive shall be employed as an Executive Vice President and the Chief Risk Officer of the Bank and, subject to the direction of the Chief Executive Officer of the Bank, shall perform and discharge faithfully the duties and responsibilities which may be assigned to the Executive from time to time in connection with the conduct of its business. In the event the Company becomes a party to this Agreement, the Executive shall be employed as an Executive Vice President and the Chief Risk Officer of the Company and, subject to the direction of the Chief Executive Officer of the Bank, shall perform and discharge well and faithfully the duties and responsibilities which may be assigned to the Executive from time to time in connection with the conduct of its business. The duties and responsibilities of the Executive shall be commensurate with the position of executive vice president and chief risk officer of a bank and, to the extent applicable, the position of executive vice president and chief risk officer of a bank holding company.
1.2 Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:
(a) subject to Section 1.3, devote all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;
(b) diligently follow and implement all reasonable and lawful management policies and decisions communicated to the Executive by the Chief Executive Officer of the Employer; and
(c) timely prepare and forward to the Chief Executive Officer of the Employer all reports and accountings as may be requested of the Executive.

1.3 Permitted Activities. The Executive shall devote the Executive’s entire business time, attention and energies to the business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but as long as the following activities do not interfere with the Executive’s obligations to the Employer, this shall not be construed as preventing the Executive from:
(a) investing the Executive’s personal assets in any manner which will not require any services on the part of the Executive in the operation or affairs of the entity and in which the Executive’s participation is solely that of an investor; provided that such investment activity following the Effective Date shall not result in the Executive owning beneficially at any time one percent (1%) or more of the equity securities of any Competing Business;
(b) investing the Executive’s personal assets in any manner which will not require any substantial services on the part of the Executive in the operation or affairs of an entity that is not a Competing Business and in which the Executive’s participation is principally that of an investor; or
(c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, teaching or serving on the board of directors of an entity so long as any such participation does not interfere with the ability of the Executive to effectively discharge the Executive’s duties hereunder; provided further, that the Chief Executive Officer of the Employer may direct the Executive in writing to resign from any such organization and/or cease such activities should the Chief Executive Officer of the Employer reasonably conclude that continued membership and/or activities of the type identified would not be in the best interests of the Employer.
2. Term. This Agreement shall remain in effect for the Term. If the Agreement is in effect at the end of the Initial Term, the Term shall be renewed automatically for successive twelve-month periods unless and until one party gives written notice to the other of its or her/his intent not to extend this Agreement with such written notice to be given not less than one hundred eighty (180) days prior to the end of the Initial Term or any such twelve-month period. In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining Term then in effect, subject to earlier termination in connection with the termination of the Executive’s employment pursuant to Section 4 hereof. If the Effective Date does not fall on or before January 14, 2011, this Agreement shall become null and void as of January 14, 2011.

3. Compensation. The Employer shall pay the Executive the following during the Term, except as otherwise provided below:
3.1 Annual Base Salary and Commencement Bonus.
(a) The Executive shall be compensated at an initial annual base rate of Three Hundred Thousand Dollars ($300,000) (the “Annual Base Salary”). The Executive’s Annual Base Salary shall be reviewed by the Board of Directors at least annually for adjustments, as determined by the Board of Directors based on its evaluation of the Executive’s performance. The Executive’s Annual Base Salary shall be payable in accordance with the Employer’s normal payroll practices.
(b) Within 15 business days following the Effective Date, the Bank shall pay to the Executive a one-time commencement bonus of Fifty Thousand Dollars ($50,000) in a lump sum payment. If the Executive experiences a Termination of Employment for any other than a reason described in Section 4.1(a)(2), 4.1(b)(2), 4.1(c) or 4.1(f) within (i) one (1) year of the Effective Date, then the Executive shall repay to the Bank one hundred percent (100%) of such commencement bonus; (ii) two (2) years of the Effective Date, then the Executive shall repay to the Bank sixty-six and two-thirds percent (66 2/3%) of such commencement bonus; and (iii) three (3) years of the Effective Date, then the Executive shall repay to the Bank thirty-three and one-third percent (33 1/3%) of such commencement bonus.
3.2 Annual Incentive Compensation. The Executive shall be eligible to receive annual bonus compensation, if any, as may be determined by the Compensation and Development Committee of the Board of Directors of the Bank based on performance measures established by the Compensation and Development Committee of the Board of Directors of the Bank consistent with the Employer’s strategic planning process and in consultation with the Executive, pursuant to any incentive compensation program as may be adopted from time to time by the Compensation and Development Committee of the Board of Directors of the Bank. The maximum annual bonus opportunity for any annual period shall be no less than one hundred percent (100%) of the Executive’s Annual Base Salary. Any annual bonus earned shall be payable, in cash or in securities of the Bank or the Company, or any combination thereof, in the year following the year in which the bonus is earned in accordance with the Employer’s normal practices for the payment of short-term incentives. To be entitled to any payment of incentive compensation from the Employer, the Executive must be employed by the Employer on the date such payment is made. The parties anticipate the granting of equity incentives of a type and nature preliminarily outlined in the attached Schedule A.
3.3 Equity Compensation. The Executive shall be entitled to long-term equity incentive awards in the discretion of the Compensation and Development Committee of the Board of Directors of the Bank (or any committee thereof) based upon and/or subject to any performance measures as may be established by the granting entity; provided, however, that, in general, awards shall be made at such times and shall be subject to such terms and conditions that are no less favorable than awards granted to similarly situated executives. In the event of the formation of the Company, the Bank shall cause the Board of Directors of the Company (or any committee thereof) to consider grants of long-term incentives awards to the Executive in accordance with the intent expressed in the immediately preceding sentence. The granting of any and all forms of long-term equity compensation to the Executive is subject to applicable restrictions imposed by federal and state banking laws.

3.4 Relocation Benefits, Temporary Living, and Commuting.
(a) The Executive agrees to initiate relocation to the Charlotte, North Carolina area within one year of the Effective Date. Employer shall reimburse the Executive for reasonable expenses relating to such relocation to the Charlotte area that are actually incurred during the 18-month period that begins on the Effective Date, provided such expenses are approved in advance in writing by the Compensation and Development Committee of the Board of Directors of the Bank in its sole discretion. If the Executive experiences a Termination of Employment for any other than a reason described in Section 4.1(a)(2), 4.1(b)(2), 4.1(c) or 4.1(f) within (i) one (1) year of the Bank’s initial disbursement of such relocation expenses, then the Executive shall repay to the Bank one hundred percent (100%) of such reimbursement amount; (ii) two (2) years of the Bank’s initial disbursement of such relocation expenses, then the Executive shall repay to the Bank sixty-six and two-thirds percent (66 2/3%) of such reimbursement amount; and (iii) three (3) years of the Bank’s initial disbursement of such relocation expenses, then the Executive shall repay to the Bank thirty-three and one-third percent (33 1/3%) of such reimbursement amount.
(b) Prior to the Executive’s relocation to the Charlotte, North Carolina area, Employer shall reimburse the Executive for actually incurred temporary living and commuting expenses in accordance with this subsection. Employer will reimburse the Executive for up to $5,000 for temporary living expenses for the first month of the Term and up to $1,750 per month for the eight (8) months thereafter. Employer will reimburse the Executive for up to $400 per week for commuting expenses during the first nine (9) months of the Term. The Executive must submit receipts documenting the actual temporary living and commuting expenses incurred in order to receive reimbursement. If the Executive experiences a Termination of Employment for any other than a reason described in Section 4.1(a)(2), 4.1(b)(2), 4.1(c) or 4.1(f) within (i) one (1) year of the Bank’s initial disbursement of any such living / commuting expenses, then the Executive shall repay to the Bank one hundred percent (100%) of such reimbursements; (ii) two (2) years of the Bank’s initial disbursement of any such living / commuting expenses, then the Executive shall repay to the Bank sixty-six and two-thirds percent (66 2/3%) of such reimbursements; and (iii) three (3) years of the Bank’s initial disbursement of any such living / commuting expenses, then the Executive shall repay to the Bank thirty-three and one-third percent (33 1/3%) of such reimbursements.
3.5 Business and Professional Education Expenses; Memberships. The Employer specifically agrees to reimburse the Executive, in accordance with the reimbursement policies from time to time adopted by the Board of Directors, for reasonable and necessary business expenses incurred by the Executive in the performance of the Executive’s duties hereunder; provided, however, that the Executive shall, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department. In addition, the Employer shall reimburse the Executive for educational expenses related to the Executive’s professional development and for membership in professional and civic organizations to the extent such activities are consistent with the Employer’s strategic objectives, subject in each instance to advance approval by the Board of Directors. The Executive acknowledges that the Employer makes no representation with respect to the taxability or nontaxability of the benefits provided under this Section 3.5.

3.6 Paid Leave. The Executive shall be entitled to thirty (30) days of paid leave per calendar year, prorated for partial calendar years. A maximum of ten (10) days of accrued paid leave may be carried over to an immediately succeeding calendar year. The provisions of this Section 3.6 shall apply notwithstanding any more or less generous paid leave policy then maintained by the Employer.
3.7 Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to similarly situated employees. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices.
3.8 Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements. The Executive is advised to consult with the Executive’s own tax professional regarding all tax matters related to compensation and benefits from the Company. To the extent any payments made pursuant to this Agreement are subject to the requirements of Code Section 409A, the applicable terms of this Agreement (and any related Company-sponsored plans) shall be interpreted so as to comply with Code Section 409A. Nonetheless, in the event that any payment or benefit (or portion thereof) under this Agreement or the plans referenced herein shall be deemed not to comply with Code Section 409A, then the Employer, the Board and their designees and agents shall not be liable to the Executive in any way.
3.9 Apportionment of Obligations. In the event the Company becomes a party to this Agreement, the obligations for the payment of the amounts otherwise payable pursuant to this Section 3 and in Section 4 shall be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion. The satisfaction of the obligations in this Section 3 and Section 4 shall be subject to any approvals or non-objections from, and any conditions or restrictions imposed by, any regulator of the Employer.
3.10 Reimbursement of Expenses; In-Kind Benefits. All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement. All in-kind benefits described in this Section 3 must be provided by the Employer during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

3.11 Clawback of Incentive Compensation. The Executive agrees to repay any incentive compensation previously paid or otherwise made available to the Executive that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Employer are then traded) where such incentive compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Employer. The Executive agrees to return promptly any such incentive compensation identified by the Employer. If the Executive fails to return such incentive compensation promptly, the Executive agrees that the amount of such incentive compensation may be deducted from any and all other compensation owed to the Executive. The Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such incentive compensation. The provisions of this Section 3.11 shall remain in effect for the period required by applicable law.
4. Termination; Suspension or Reduction of Benefits.
4.1 Termination of Employment. During the Term, the Executive’s Termination of Employment under this Agreement may only occur as follows:
(a) By the Employer:
(1) for Cause;
(2) without Cause (other than pursuant to Section 4.1(a)(3) below) at any time, provided that the Board of Directors of either the Company or the Bank shall give the Executive thirty (30) days prior written notice of its intent; or
(3) in the event that a regulator for the Employer requires the Executive’s removal from service as an Executive Vice President and Chief Risk Officer of the Bank and/or the Company.
(b) By the Executive:
(1) for any reason (other than pursuant to Section 4.1(b)(2)), provided that the Executive shall give the Employer thirty (30) days’ prior written notice of the Executive’s intent to effect the Executive’s Termination of Employment; or
(2) for Good Reason, provided that the Executive shall give the Employer the prior written notice described in Section 24(p).
(c) Upon the Executive becoming subject to a Disability.
(d) At any time upon mutual, written agreement of the parties.
(e) Upon expiration of the Term.
(f) Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.

If the Agreement becomes null and void pursuant to the last sentence of Section 2 because the Term failed to commence on or before January 14, 2011, no party shall have any obligations to, or rights against, any other party under this Agreement.
4.2 Severance. If, during the Term, the Executive experiences a Termination of Employment, either by the Employer without Cause pursuant to Section 4.1(a)(2) or by the Executive for Good Reason pursuant to Section 4.1(b)(2), then, upon the Executive’s Termination of Employment, the Employer will pay severance to the Executive in an amount equal to two (2) times the Executive’s Annual Base Salary at the highest rate in effect in the twelve-month period immediately preceding the Termination of Employment, with such amount payable in substantially equal cash installments not less frequently than monthly over a period of twenty-four (24) months, commencing on the date determined by the Employer but in no event later than sixty (60) days following the date of the Executive’s Termination of Employment.
4.3 Change of Control. If, within six (6) months following a Change of Control, the Executive voluntarily resigns, with or without Good Reason, the Executive shall receive, as liquidated damages, in lieu of all other claims and payments, an amount equal to two (2) times the Executive’s Annual Base Salary at the highest rate in effect in the twelve-month period immediately preceding the Termination of Employment, with such amount payable in substantially equal cash installments not less frequently than monthly over a period of twenty-four (24) months, commencing on the date determined by the Employer but in no event later than sixty (60) days following the date of the Executive’s Termination of Employment.
4.4 Parachute Payment Reduction. In no event shall any payment described in this Agreement exceed the amount permitted by Code Section 280G. Therefore, if the aggregate present value (determined in accordance with the provisions of Code Section 280G) of both the payments under this Agreement and all other payments to the Executive in the nature of compensation (the “Aggregate Payments”) would result in a “parachute payment,” as defined under Code Section 280G, then the Aggregate Payments shall not be greater than an amount equal to 2.99 multiplied by Executive’s “base amount” for the “base period”, as those terms are defined under Code Section 280G. In the event the Aggregate Payments are required to be reduced pursuant to this subsection, the portions of the Aggregate Payments that would be paid latest in time will be reduced first and if multiple portions of the Aggregate Payments to be reduced are paid at the same time, any non-cash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro rata.
4.5 Effect of Termination of Employment.
(a) Upon Executive’s Termination of Employment hereunder for any reason, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any amount earned and owing under this Agreement and payment set forth in Section 4.2 or 4.3, if applicable.

(b) Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Employer’s payment of any amount in connection with the Executive’s Termination of Employment, the Executive must execute within such period of time following Termination of Employment as is permitted by the Employer (and not timely revoke during any revocation period provided pursuant to such release) a release and non-disparagement agreement in the form provided by the Employer. All payments of severance shall accrue from the date of the Executive’s Termination of Employment and, notwithstanding the timing provisions under Sections 4.2 and 4.3, shall be made or commence on the sixtieth (60th) day following the Executive’s Termination of Employment, with any accrued but unpaid severance being paid on the date of the first payment.
(c) Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of Termination of Employment, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s Termination of Employment, the Executive is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Employer (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum within thirty (30) days following the end of such six-month period. Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.
(d) Any purported termination of the Executive’s employment which does not rise to the level of a Termination of Employment shall not entitle the Executive to any of the payments or benefits described in Section 4.
(e) If the Executive is a member of the Board of Directors of either the Company or the Bank and the Executive’s employment is terminated by the Employer or by the Executive pursuant to Section 4.1, the Executive shall immediately resign from the Executive’s position(s) on the Board(s) of Directors, effective as of the date the Executive’s employment is terminated.
(f) Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4 or any other provision herein in contravention of the requirements of Section 2[18(k)] of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)).
4.6 Regulatory Action.
(a) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate, as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.5 of expenses incurred as of the effective date of termination.

(b) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Employer under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate (in whole or in part) any of its obligations which were suspended.
(c) If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.
(d) All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Employer (1) by the director of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Employer when the Employer is determined by the Director to be in an unsafe and unsound condition. Any rights of the Executive that have already vested, however, shall not be affected by such action.
(e) All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.
5. Employer Information.
5.1 Ownership of Employer Information. All Employer Information received or developed by the Executive or by the Employer while the Executive is employed by the Employer will remain the sole and exclusive property of the Employer.
5.2 Obligations of the Executive. The Executive agrees:
(a) to hold Employer Information in strictest confidence;
(b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and
(c) in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel (whose reasonable fees and expenses shall be paid by Employer) that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of two (2) years following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.
5.3 Delivery upon Request or Termination. Upon request by the Employer, and in any event upon the Executive’s Termination of Employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer and its Affiliates, including, without limitation, all Employer Information then in the Executive’s possession or control.
6. Non-Competition. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of one (1) year thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Executive provided for the Employer.
7. Non-Solicitation of Customers. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of one (1) year thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers with whom the Executive has or had material contact during the last two (2) years of the Executive’s employment with Employer, for purposes of providing products or services that are competitive with those provided by the Employer. For purposes of the preceding sentence, “customers” shall also include prospective customers actively sought by the Employer.
8. Non-Solicitation of Employees. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of one (1) year thereafter, the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer with whom the Executive had material contact during the last two (2) years of the Executive’s employment, whether or not such employee is a full-time employee or a temporary employee of the Employer, such employment is pursuant to written agreement, for a determined period, or at will.

9. Remedies. The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. Furthermore, in addition to any other remedies, the Executive agrees that any violation of the covenants in Sections 5 through 8 will result in the immediate forfeiture of any remaining payment that otherwise is or may become due under Section 4.2 or 4.3, if applicable. The Executive further agrees that should the Executive breach any of the covenants contained in Sections 5 through 8 of this Agreement, the Executive shall repay to the Employer a portion of any amounts previously received by the Executive pursuant to Section 4. The amount to be repaid shall be equal to the aggregate amount payable (whether or not paid) multiplied by a fraction the numerator of which shall be twenty-four (24) minus the number of consecutive, full calendar months immediately following the Executive’s termination of employment during which the Executive was not in breach of Sections 5 through 8 of this Agreement and the denominator of which is twenty-four (24). The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.
10. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.
11. No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.
12. Notice. All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Employer:	Park Sterling Bank
Attn: Chairman
1043 E. Morehead Street, Suite 201
Charlotte, NC 28204

If to the Executive:	Nancy J. Foster
6 Wildwood Road
Larchmont, NY 10538

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) two (2) business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or her/his notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.
13. Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, as applicable, including without limitation, a purchaser of all or substantially all the assets of the Employer. If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Employer shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Employer” hereunder, but the Executive will not be deemed to have experienced a Termination of Employment by virtue of such assignment. The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
14. Waiver. A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.
15. Mediation. Except as provided in Section 16 hereof, if any dispute arises out of or relates to this Agreement, or a breach thereof, and if the dispute can not be settled through direct discussions between the parties, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to any other process for resolving the dispute.
16. Applicable Law and Choice of Forum. This Agreement shall be construed and enforced under and in accordance with the laws of the State of North Carolina, without regard to its conflict of rule principles. The parties agree that any appropriate state court located in Mecklenburg County, North Carolina or federal court for the Western District of North Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.
17. Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

18. Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.
19. Mutual Non-disparagement. The Employer agrees that during the Term and for a period of two years thereafter, each will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Executive. The Executive agrees that during the Term and for a period of two years thereafter, the Executive will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Employer or any person or entity that the Executive reasonably should know is an affiliate of the Employer.
20. Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.
21. Survival. The obligations of the parties pursuant to Sections 3.11, 5 through 9, 15, 16 and 19, as applicable, shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections.
22. Representation Regarding Restrictive Covenants. The Executive represents that the Executive is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date. In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.
23. Joinder of Company. In the event the Company is formed and desires to become a party to this Agreement, the Executive and the Bank shall enter into such amendments to the Agreement and execute such consents as may be necessary to reflect the addition of the Company as a party to the Agreement. No such amendments to the Agreement shall materially alter the terms of this Agreement without the consent of the affected party.
24. Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:
(a) “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

(b) “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.
(c) “Area” shall mean a radius of twenty-five (25) miles or, at the election of the Employer upon written notice to the Executive, a radius of fifteen (15) miles, from each office maintained by the Employer at the time a breach of Section 6 of the Agreement is alleged by the Employer, provided that the preceding shall not apply to an office first established by the Employer after the end of the Term. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement.
(d) “Board of Directors” shall mean the board of directors of the Bank or the Company or both, as the context indicates, and includes any committee thereof or other designee.
(e) “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial and consumer banking.
(f) “Cause” shall mean:
(1) A material breach of the terms of this Agreement by the Executive not cured by the Executive within thirty (30) days after the Executive’s receipt of Employer’s written notice thereof, including, without limitation, failure by the Executive to perform the Executive’s duties and responsibilities in the manner and to the extent required under this Agreement;
(2) Any act by the Executive of fraud against, material misappropriation from, or material dishonesty to either the Company or the Bank;
(3) Conviction of the Executive of a crime involving breach of trust or moral turpitude or any felony;
(4) Conduct by the Executive that amounts to willful misconduct, gross and willful insubordination, gross neglect or inattention to or material failure to perform the Executive’s duties and responsibilities hereunder, including prolonged absences without the written consent of the Board of Directors; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to the Executive who shall have ten (10) days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Board of Directors, susceptible to a cure;
(5) the exhibition of a standard of behavior within the scope of or related to the Executive’s employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse, sexual harassment or sexual misconduct) in the reasonable opinion of the Board of Directors of the Company or the Bank (with the Executive abstaining from participating in the consideration of, and vote on, such matter);

(6) Receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Executive; or
(7) Executive’s removal and/or permanent prohibition from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) and (g)(1)).
(g) “Change of Control” means a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Code Section 409A, provided, however, that for purposes of determining an “effective change of control, ” “50 percent” shall be used instead of “30 percent” and for purposes of determining a “substantial portion of the assets of a corporation,” “85 percent” shall be used instead of “40 percent.” For purposes of the preceding sentence, “a corporation” refers to the Bank unless and until the Company is formed and thereafter shall refer to the Company. Notwithstanding the foregoing, in the event of a merger, consolidation, reorganization, share exchange or other transaction as to which the holders of the capital stock of the Bank or the Company before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of the Bank or the Company (or other surviving company) representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of the Bank or the Company (or other surviving company), such transaction shall not constitute a Change of Control.
(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(i) “Company” means the parent bank holding company of the Bank that may be formed following the Effective Date.
(j) “Competing Business” shall mean any entity (other than the Employer and its Affiliates) that is conducting business that is the same or substantially the same as the Business of the Employer.
(k) “Confidential Information” means data and information relating to the business of the Employer and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and its Affiliates and which has value to the Employer and its Affiliates and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer or its Affiliates, provided that such public disclosure shall not be deemed to be voluntary when made without authorization by the Executive or any other employee of Employer, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(l) “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity that qualifies the Executive for disability benefits under any accident and health plan maintained by the Employer that provides income replacement benefits due to disability or, if the Employer does not maintain such a plan, the Executive’s inability to perform the essential functions of the Executive’s job for a period of ninety (90) or more days, with or without reasonable accommodation, as a result of a physical or mental disability or infirmity, as reasonably determined by the Employer.
(m) “Effective Date” shall mean the later of (i) January 14, 2011; or (ii) confirmation from federal and state banking regulators that each have no objection to the employment of the Executive in the capacity(ies) indicated by this Agreement.
(n) “Employer” means the Bank and, if the Company is formed and becomes a party to this Agreement, the Company.
(o) “Employer Information” means Confidential Information and Trade Secrets.
(p) “Good Reason” shall mean any of the following which occurs on or after the Effective Date:
(1) a material reduction of the Executive’s Annual Base Salary from its then current rate without the Executive’s consent, other than a reduction that also is applied to substantially all other executive officers of the Employer if Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers; or
(2) a material diminution in the authority, responsibilities or duties of the Executive hereunder without the Executive’s consent;
provided, however, that for a Termination of Employment by the Executive to be for Good Reason, the Executive must notify the Employer in writing of the event giving rise to Good Reason within thirty (30) days following the occurrence of the event (or, if later, thirty (30) days following the Executive’s knowledge of occurrence of the event), the event must remain uncured after the expiration of sixty (60) days following the delivery of written notice of such event to the Employer by the Executive, and the Executive must resign effective no later than sixty (60) days following the Employer’s failure to cure the event and must give at least thirty (30) days advance written notice prior to the Executive’s effective date of resignation.
(q) “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of (1) the close of business on the last business day immediately preceding the third anniversary of the Effective Date, or (2) any earlier termination of employment of the Executive under this Agreement as provided for in Section 4.
(r) “Term” shall mean the Initial Term and all subsequent extension periods.

(s) “Termination of Employment” shall mean a termination of the Executive’s employment where either (1) the Executive has ceased to perform any services for the Employer and all affiliated companies that, together with the Employer, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder (collectively, the “Service Recipient”) or (2) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months).
(t) “Trade Secrets” means Employer or Affiliate information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:
(1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
[Signatures on Next Page]

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

Bank:

Park Sterling Bank

By:
Signature

Print Name

Title

Executive:

Nancy J. Foster

Schedule A
to the
Employment Agreement for Nancy J. Foster
Type and Amount of Equity Grants. The parties contemplate initial equity grants respecting shares of Company common stock, as follows:
1)	a stock option respecting the right to purchase up to 226,380 shares of the Company’s common stock; and
2)	a restricted stock award respecting up to 97,020 shares of the Company’s common stock.
Vesting. The stock option shall vest in substantially equal annual increments over a three-year period commencing with the option grant date. The shares subject to the restricted stock award shall vest based upon increases in the value of Company common stock, i.e., one-third of the restricted stock shall vest when the fair market value of the Company common stock first equals or exceeds 125% of $6.50 for a period of thirty (30) consecutive days; another one-third of the restricted stock shall vest when the fair market value of the Company common stock first equals or exceeds 140% of $6.50 for a period of thirty (30) consecutive days; and the remaining one-third of the restricted stock shall vest when the fair market value of the Company common stock first equals or exceeds 160% of $6.50 for a period of thirty (30) consecutive days. Any shares subject to the restricted stock award that are not vested as of the earlier of November 15, 2020 or the Executive’s Termination of Employment shall be forfeited. Notwithstanding the foregoing, vesting of the equity rights will accelerate in the event of a Termination of Employment by the Employer without Cause or a resignation by the Executive for Good Reason.
Awards Subject to Terms of Plan Document and Award Agreement. Notwithstanding the foregoing, any awards that may be granted by the Company to the Executive will be governed by and subject to the terms and conditions set forth in the applicable plan document and award agreement(s).